EXHIBIT 21.1

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation

Global Scientific Corporation	North Carolina
Global Heavy Oil Corporation	Delaware
Global Resource Marketing Corp.	Delaware